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                                                                        WACHOVIA
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The First National Bank of Atlanta
Post Office Box 12485
Wilmington, Delaware 19850                                          EXHIBIT 99.2

November 27, 1996

The Bank of New York
Fitch Information Services, Inc.
Moody's Investor Service
Standard & Poor's
Union Bank of Switzerland

      Report of Management on Credit Card Trust Control Structure Policies and Procedures and Pooling and Servicing Agreement Compliance

Control Structure Policies and Procedures

The First National Bank of Atlanta the ("Company"), a wholly owned subsidiary of Wachovia Corporation is responsible for establishing and maintaining effective control structure policies and procedures over the functions performed as servicer of the Wachovia Credit Card Master Trust Series 1995-1 (the "Trust and Pool"). These policies and procedures are designed to provide reasonable assurance to the Company's management and board of directors that Trust and Pool assets are safeguarded against loss from unauthorized use or disposition and that transactions are executed in accordance with management's authorization in conformity with the Pooling and Servicing Agreement and Pooling and Servicing Agreement Supplement dated October 26, 1995 (the "Agreements") between the Company as seller and owner/servicer and The Bank of New York as trustee (the "Trustee") and are recorded properly to permit the preparation of the required financial reports.

There are inherent limitations in any control structure policies and procedures, including the possibility of human error and circumvention or overriding of controls. Accordingly, even effective control structure policies and procedures can provide only reasonable assurance with respect of the achievement of any objectives of internal control. Further, because of changes in conditions, the effectiveness of the control structure policies and procedures may vary over time.

The Company has determined that the objectives of its control structure policies and procedures with respect to servicing and reporting of sold loans are to provide reasonable, but not absolute assurance that:

     o Funds collected are appropriately remitted to the Trustee in accordance with the Agreements.

     o Trust and Pool assets are segregated from those retained by the Company in accordance with the Agreements.

     o Expenses incurred by the Trust and Pool are calculated and remitted in accordance with the Agreements.

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                                                                        WACHOVIA
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The First National Bank of Atlanta
Post Office Box 12485
Wilmington, Delaware 19850                                          EXHIBIT 99.2



        o The addition of accounts to the Trust and Pool are authorized with the Agreements.

        o The removal of accounts from the Trust and Pool are authorized in accordance with the Agreements.

        o Trust and Pool assets amortizing out of the Trust and Pool are calculated in accordance with the Agreements.

        o Monthly Trust and Pool reports provided to the Trustee are reviewed by appropriate level of management prior to distribution.

        o Monthly Trust and Pool reports generated in the form of "Exhibits" contain all information required by the Agreements.

The Company has assessed its control structure policies and procedures over the functions performed as servicer of the Trust and Pool in relation to these criteria. This assessment assumed the accuracy of reports prepared by the Company's bank card processor and did not extend to the control structure policies and procedures of the Company's bank card processor. Based upon this assessment, the Company maintained that, as of October 31, 1996 and for the year then ended, its control structure policies and procedures over the functions performed as servicer of the Trust and Pool are effective in providing reasonable assurance that Trust and Pool assets are safeguarded against loss from unauthorized use or disposition and that transactions are executed in accordance with management's authorization in conformity with the Agreements between the Company as seller/servicer and the Trustee are recorded properly to permit the preparation of the required financial reports.

POOLING AND SERVICING AGREEMENT COMPLIANCE

The Company is responsible for complying with the Agreements. The Company assessed compliance with the relevant covenants and conditions identified in the Agreements. In performing this assessment, the Company assumed the accuracy of reports prepared by the Company's bank card processor and did not extend its assessment to the relevant aspects of the Company's compliance that are the responsibility of the bank card processor. Based upon this assessment, the Company was in compliance with the relevant covenants and conditions in the Agreements for the period from November 1, 1995 to October 31, 1996. In addition, the Company did not identify any instances of noncompliance in performing the assessment.

                                        /s/ A. H. WATKINS
                                        ---------------------------------
                                        Ann H. Watkins
                                        Senior Vice President

                                        /s/ D. G. LANDRUM
                                        --------------------------------
                                        Douglas G. Landrum
                                        Vice President

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